Exhibit D(18)

INVESTMENT MANAGEMENT AGREEMENT

for MassMutual Select Funds

This INVESTMENT MANAGEMENT AGREEMENT (the “Management Agreement”), is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective this 20th day of June, 2011.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, MassMutual RetireSMARTSM Moderate Growth Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and

WHEREAS, the Trust desires to appoint the Manager as its investment manager for the Fund and the Manager is willing to act in such capacity upon the terms herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Trust and the Manager hereby agree as follows:

1.	General Provision.

The Trust hereby employs the Manager and the Manager hereby undertakes to act as the investment manager of the Fund, to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth, in each case in accordance with:

(a) the provisions of the 1940 Act, the Advisers Act and any rules or regulations thereunder;

(b) any other applicable provisions of state or federal law;

(c) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time (collectively referred to as the “Trust Documents”);

(d) policies and determinations of the Board of Trustees of the Trust;

(e) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(f) the Prospectus and Statement of Additional Information of the Fund in effect from time to time.

The appropriate officers and employees of the Manager shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and the Trust with respect to any matter dealing with the business and affairs of the Fund, such as the valuation of portfolio securities of the Fund.

2.	Duties of the Manager.

(a) The Manager shall, subject to the direction and control of the Trust’s Board of Trustees (i) (except to the extent a Sub-Adviser, as defined below, has been retained in respect of some or all of the assets of the Fund) furnish continuously an investment program for the Fund and make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities; and (ii) provide reports on the foregoing to the Board of Trustees at each Board meeting.

(b) Nothing in this Management Agreement shall prevent the Manager or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm or corporation and shall not in any way limit or restrict the Manager or any of its directors, officers, members, stockholders or employees from buying, selling, or trading any securities for its or their own accounts or for the account of others for whom it or they may be acting.

(c) The Manager shall, at its own expense, provide employees of the Manager to serve as officers of the Trust as the Board of Trustees may request.

(d) The Manager shall not be obligated to pay any expenses of or for the Trust or the Fund not expressly assumed by the Manager pursuant to this Agreement.

3.	Duties of the Trust.

The Trust shall provide the Manager with the following information about the Fund:

(a) cash flow estimates on request;

(b) notice of the Fund’s “investable funds” by 9:00 a.m. each business day;

(c) as they are modified, from time to time, current versions of the documents and policies referred to in Subsections (c), (d), (e) and (f) of Section 1 hereof, above.

4.	Compensation of the Manager.

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of .05% on the first $500 million of the average daily net assets of the Fund and .00% on assets in excess of $500 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

5.	Portfolio Transactions and Brokerage.

(a) The Manager is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), including broker-dealers that are affiliated persons of the Fund or the Manager, as that term is defined in the 1940 Act, as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution of the Fund’s portfolio transactions.

(b) The Manager may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker in such to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) The Manager shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Manager on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

6.	Duration.

Unless terminated earlier pursuant to Section 7 hereof, this Management Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a majority of the outstanding voting securities of the Fund.

7.	Termination.

This Management Agreement shall terminate automatically upon its assignment; it may also be terminated: (i) for cause or with the consent of the parties and the Trust by the Trust or the Manager at any time without penalty upon sixty days’ written notice to the other party and the Trust; or (ii) by the Trust at any time without penalty upon sixty days’ written notice to the Manager.

8.	Standard of Care; Limitation of Liability.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors and partners, shall not be subject to any liability to the Trust or the Fund, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

9.	Investment Sub-Advisory Contracts.

(a) Subject to the provisions of the Agreement and Declaration of Trust and the 1940 Act, the Manager, at its expense, may, in its discretion, subject to approval by the Trust’s Board of Trustees and, if required by applicable law, the Trust’s shareholders, select and contract with one or more investment sub-advisers (each, a “Sub-Adviser”) for the Fund with respect to all or a portion of the Fund’s assets. If the Manager retains a Sub-Adviser hereunder, then unless otherwise provided in the applicable sub-advisory agreement, the Sub-Adviser (and not the Manager) shall have the obligation (as to the portion of the Fund’s assets for which it acts as sub-adviser) of furnishing continuously an investment program and determining which securities will be purchased or sold for the Fund, and what portion may be held uninvested, and placing all orders for the purchase and sale of portfolio securities for the Fund and selecting broker-dealers in connection therewith.

(b) As to any assets of the Fund under the management of a Sub-Adviser, the Manager will review periodically the investment performance of the Sub-Adviser and make periodic reports to the Board of Trustees regarding the investment performance of the Sub-Adviser.

(c) The Manager will be responsible for payment of all compensation to any Sub-Adviser and other persons and entities to which Manager delegates any duties hereunder.

10.	Disclaimer of Shareholder Liability.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

11.	Notice.

Any notice under this Management Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Manager:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Eric Wietsma
Senior Vice President

If to the Trust:	MassMutual Select Funds
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Vice President, Secretary and Chief Legal Officer

12.	Defined Terms.

For the purposes of this Agreement, the terms “affiliated person”, “interested person”, “assignment”, and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act, subject, however, to such rules, exemptions, and interpretations as may be granted adopted, granted or published by the Securities and Exchange Commission from time to time.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Management Agreement to be executed on the day and year first above written.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma
Senior Vice President

MASSMUTUAL SELECT FUNDS
on behalf of MASSMUTUAL RETIRESMARTSM MODERATE GROWTH FUND

By:	/s/ Nicholas Palmerino
Nicholas Palmerino
CFO and Treasurer